LIQUIDATING TRUST ESCROW AGREEMENT


     LIQUIDATING TRUST ESCROW AGREEMENT, dated ____________, 1995 (the "Escrow Agreement"), among CHIAT/DAY INC. ADVERTISING, a Delaware corporation ("Advertising"); CHIAT/DAY HOLDINGS, INC., a Delaware corporation ("Holdings"); and David C. Wiener, as Escrow Agent (the "Escrow Agent").

                                  INTRODUCTION

     A. Advertising, Holdings, TBWA International Inc. (the "Purchaser") and Omnicom Group Inc., a New York corporation ("Omnicom") are parties to a certain Asset Purchase Agreement dated May 11, 1995 (the "Purchase Agreement"), pursuant to which the Purchaser acquired the assets and liabilities and the ongoing businesses of Advertising and Holdings. Pursuant to the Purchase Agreement, Holdings, Advertising and the Purchaser have entered into an escrow agreement of even date herewith (the "Omnicom Indemnification Escrow Agreement") to secure the Purchaser against certain Losses (as more fully set forth in the Purchase Agreement). There will be created pursuant to the Omnicom Indemnification Escrow Agreement a "General Escrow Fund" which will consist of two separate and segregated sub-accounts, the "Stockholders General Escrow Fund" and the "Rightsholders General Escrow Fund", and a "Special Escrow Fund" which will consist of two separate and segregated sub-accounts, the "Stockholders Special Escrow Fund" and the "Rightsholders Special Escrow Fund". The Stockholders General Escrow Fund and the Stockholders Special Escrow Fund will contain deposits designated for such account made by or on behalf of the Stockholders. The Rightsholders General Escrow Fund and the Rightsholders Special Escrow Fund will contain deposits designated for such account made by or on behalf of the Rightsholders (as defined below). Terms defined in the Purchase Agreement that are not otherwise defined herein are used herein with the meanings ascribed to them therein.

     B. The Purchase Agreement provides that Holdings will liquidate and dissolve and that, in the course of its expeditious and orderly winding up process, Holdings shall cause to be created a liquidating trust (hereinafter, the "Liquidating Trust" and the trustee or trustees thereof, the "Liquidating Trustee") to act as the representative for Holdings and the Stockholders.

     C. There will also be created, pursuant to this Escrow Agreement, a "Liquidating Trust Escrow Fund" which shall be available solely to fund and secure obligations of holders of EARs and EPUs (collectively, the "Rightsholders") to reimburse the Liquidating Trust for payments made by it in respect of contingent or other liabilities of Holdings and Advertising, all in accordance with this Escrow Agreement. The Liquidating Trust Escrow Fund will contain deposits designated for such fund made by or on behalf of the Rightsholders pursuant to Section 2.7 of


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the Purchase Agreement. The Liquidating Trust Escrow Fund is expressly not intended to fund or secure the indemnification obligations of Holdings to the Purchaser or any other Indemnified Party described in Section 11.2 of the Purchase Agreement and none of Omnicom, the Purchaser or any other Indemnified Party shall have any recourse to the Liquidating Trust Escrow Fund or the Liquidating Trust Escrow Income (as defined below) for any purpose whatsoever.

     D. The Purchase Agreement provides that Advertising shall distribute to the Rightsholders pro rata in accordance with their interests, the shares of Omnicom Common Stock, par value $.50 per share ("Omnicom Stock"), received by it pursuant to the Purchase Agreement, less the shares of Omnicom Stock to be transferred by Advertising to the General Escrow Fund and the Special Escrow Fund (pursuant to the Omnicom Indemnification Escrow Agreement) and the Liquidating Trust Escrow Fund created hereby on behalf of such Rightsholders. Advertising and the Rightsholders have designated the Escrow Agent (such designation by Advertising, for itself and on behalf of the Rightsholders, being made by its execution of this Agreement), as their collective agent in connection with the administration of this Escrow Agreement, including without limitation to amend, cancel or extend, or waive the terms of this Escrow Agreement; to respond to the assertion of any and all claims for indemnification from the Liquidating Trust Escrow Fund by the Liquidating Trust pursuant to the terms of this Escrow Agreement and the provisions of the Purchase Agreement, if any, pertaining thereto; and to receive on their behalf the distributions, if any, that would otherwise be due to them upon the distribution of all or a portion of the Liquidating Trust Escrow Fund and Liquidating Trust Escrow Income as herein provided.

     E. References herein to Holdings as to a time following the creation and funding of the Liquidating Trust shall be deemed to refer to the Liquidating Trust and/or the Liquidating Trustee, as the context so requires.

     Accordingly, the parties hereby agree as follows:

I.   ESCROW AGENT; ESCROW FUND

     1.1. Escrow Agent. Holdings, on behalf of itself and the Stockholders, and Advertising, on behalf of itself and the Rightsholders, hereby appoint _________________ as, and ________________ hereby accepts such appointment and agrees to perform the duties of, Escrow Agent under this Escrow Agreement.

     1.2. Escrow Fund. The Escrow Agent shall establish and maintain the Liquidating Trust Escrow Fund. The Liquidating Trust Escrow Fund shall be held by the Escrow Agent and shall be dealt with by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement. This Escrow Agreement shall terminate at such time as the entirety of the Liquidating Trust

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Escrow Fund shall have been distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

     1.3. Deposits Into Liquidating Trust Escrow Fund; Sale of Omnicom Stock; Rightsholders List. (a) Advertising shall deposit (or cause to be deposited) on the Distribution Date (as defined in the Purchase Agreement) into the Liquidating Trust Escrow Fund on behalf of the Rightsholders, certificates registered in the name of the Liquidating Trust Escrow Agent representing _______ shares of Omnicom Stock, together with stock powers duly executed in blank in respect of such certificates.

     (b) The Escrow Agent is hereby authorized and directed, as soon as is commercially practicable after deposit of any Omnicom Stock into the Liquidating Trust Escrow Fund, whether such deposit is made pursuant to this Section 1.3 or pursuant to distributions of Omnicom Stock to the Escrow Agent, on behalf of the Rightsholders, pursuant to the Omnicom Indemnification Escrow Agreement or otherwise, to sell such Omnicom Stock and to retain the cash proceeds of such sale, net of reasonable and customary brokers fees and other costs and expenses of such sale, in the Liquidating Trust Escrow Fund for application in accordance with this Escrow Agreement. The Escrow Agent is hereby authorized and directed to liquidate any other type of property received for deposit in the Liquidating Trust Escrow Fund in such manner as it deems appropriate and to retain the cash proceeds of such sale, net of reasonable costs and expenses of such sale, in the Liquidating Trust Escrow Fund for application in accordance with this Escrow Agreement.

     (c) Holdings and Advertising shall provide, and the Escrow Agent, in its capacity as agent for the Rightsholders and for purposes of effecting distributions hereunder, shall maintain, a list of Rightsholders reflecting the pro rata interest of each such Rightsholder in the Liquidating Trust Escrow Fund and the Liquidating Trust Escrow Income.

     1.4. Liquidating Trust Escrow Income. Subject to the further provisions of this Escrow Agreement, the Escrow Agent shall from time to time invest and reinvest part or all cash amounts on deposit in the Liquidating Trust Escrow Fund, and all earnings on such investments, in one or more Permitted Investments (the earnings on such investments, the "Liquidating Trust Escrow Income") and the Escrow Agent shall distribute any such Liquidating Trust Escrow Income to the Rightsholders at the end of each fiscal quarter to the Rightsholders pro rata in accordance with their respective interests. The Liquidating Trust Escrow Income shall include any cash and other taxable dividends paid to the Escrow Agent, on behalf of the Rightsholders, in respect of Omnicom Stock on deposit in the Rightsholders General Escrow Fund or the Rightsholders Special Escrow Fund.


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     1.5. Permitted Investments. "Permitted Investments" means: (i) obligations of, or obligations which are guaranteed by, the United States of America, (ii) obligations issued or guaranteed by any instrumentality or agency of the United States of America or the District of Columbia and (iii) banker's acceptances of, or certificates of deposit or prime commercial paper issued by, time deposits or a money market account with, any commercial bank having undivided capital and surplus aggregating at least $100,000,000, in each case which have a maturity of 90 days or less.

II.  DISTRIBUTIONS FROM LIQUIDATING TRUST ESCROW FUND

     2.1. Distributions Upon Liquidating Trust Distribution. The Liquidating Trustee shall give three business days prior notice to the Escrow Agent of the making of any distribution of the corpus of the trust ("Trust Property") to the Stockholders under Section 3.2 of the Liquidating Trust Agreement dated as of _________, 1995, between Holdings and the Liquidating Trustee (the "Liquidating Trust Agreement"), and shall indicate the pro rata portion of the Trust Property being so distributed. As soon as practicable after receipt of such notice, the Escrow Agent shall distribute to the Rightsholders from funds on deposit in the Liquidating Trust Escrow Fund, pro rata in accordance with their interests, the same percentage of the Liquidating Trust Escrow Fund as is being distributed to the Stockholders from the Liquidating Trust.

     2.2. Distributions Upon Liquidating Trustee Request. three business days prior to the making of any payment in respect of contingent or other liabilities under the Liquidating Trust Agreement, the Liquidating Trustee shall deliver a request (a "Liquidating Trustee Request") to the Escrow Agent specifying the total amount of the payment to be made under the Liquidating Trust Agreement (and setting forth the calculations described below), requesting reimbursement for a specified portion of such payment from the Liquidating Trust Escrow Fund and certifying that such liability has become due and payable. The amount of funds so requested shall be equal to (x) the total amount of the payment to be made under the Liquidating Trust Agreement multiplied by (y) a fraction, the numerator of which equals the total amount of funds then on deposit in the Liquidating Trust Escrow Fund (before making the requested payment) and the denominator of which equals (1) the numerator plus (2) the amount of Trust Property then on deposit (before making the required payment). The Escrow Agent shall provide the Liquidating Trustee with any information requested by it for the purposes of making the foregoing calculation. The Escrow Agent shall promptly distribute to the Liquidating Trustee from the Liquidating Trust Escrow Fund the funds requested in any such validly made Liquidating Trustee Request; provided that if insufficient funds remain in the Liquidating Trust Escrow Fund to satisfy such request, the Escrow Agent shall distribute all such remaining funds to the Liquidating Trustee and the Liquidating Trustee

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Request shall be deemed to be satisfied in full by such distribution.

     2.3. Distribution Upon Liquidating Trust Final Distribution. Upon the final distribution by the Liquidating Trustee of Trust Property to the Stockholders pursuant to the Liquidating Trust Agreement (whether upon termination of the Liquidating Trust or otherwise), the Escrow Agent shall distribute to the Rightsholders, pro rata in accordance with their interests, all funds then remaining on deposit in the Liquidating Trust Escrow Fund and the Liquidating Trust Escrow Income.

     2.4. No Transfer of Escrowed Funds. While any funds remain on deposit in the Liquidating Trust Escrow Fund, no Rightsholder will transfer, sell, pledge, create a security interest in or otherwise dispose of their rights to any distributions with respect to the Liquidating Trust Escrow Funds or the Liquidating Trust Escrow Income, except by will, the laws of intestacy or by other operation of law.

     2.5. No Certificates. The rights of Rightsholders in to and under the Liquidating Trust Escrow Fund and the Liquidating Trust Escrow Income shall not be represented by any form of certificate or instrument.

     2.6. Limitation to Liquidating Trust Escrow Fund; No Recourse. If the amount of any claim made pursuant to a Liquidating Trustee Request exceeds the value at such time of the Liquidating Trust Escrow Fund then such claim shall be deemed to be satisfied on the release by the Escrow Agent to the Liquidating Trustee of all funds then remaining in the Liquidating Trust Escrow Fund. Anything contained in this Escrow Agreement to the contrary notwithstanding, none of the Liquidating Trustee, the Liquidating Trust and the Stockholders shall have any recourse for the payment of any losses or claims of any kind whatsoever against the Rightsholders or their respective affiliates, nor shall any of such persons be personally liable for any such amounts, it being expressly understood that the sole remedy of the Liquidating Trustee, the Liquidating Trust and the Stockholders for losses or claims shall be against the Liquidating Trust Escrow Fund in accordance with this Escrow Agreement.


III. SECURITY INTEREST.

     (a) Advertising on behalf of itself and the Rightsholders hereby grants to Holdings on behalf of itself and the Stockholders a first priority perfected security interest in the Liquidating Trust Escrow Fund to secure the performance of the contingent obligations and indemnification obligations of the Rightsholders under this Escrow Agreement. The Escrow Agreement shall constitute a security agreement under applicable law.

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     (b) The parties agree that this security interest shall attach as of the execution of this Escrow Agreement. The parties agree that, for the purpose of perfecting the Holdings' security interest in the above designated Liquidating Trust Escrow Fund held by the Escrow Agent pursuant to this Escrow Agreement, Holdings designates the Escrow Agent to acquire and maintain possession of the Liquidating Trust Escrow Fund and act as bailee for the Holdings with notice of the Holdings' security interest in said property under the Uniform Commercial Code and that possession of the Liquidating Trust Escrow Fund by the Escrow Agent acknowledges that it holds the Liquidating Trust Escrow Fund for Holdings for purposes of perfecting the security interest. Advertising and the Rightsholders, and the Escrow Agent shall take all other actions requested by Holdings to maintain the perfection and priority of the security interest in the Liquidating Trust Escrow Fund; provided that the Escrow Agent does not make any representation or warranty with regard to the creation or perfection, hereunder or otherwise, of any such security interest, and shall have no responsibility at any time to ascertain whether or not any security interest exists.

     (c) Holdings shall release the security interest herein granted and the security interest shall be terminated to the extent of any disbursement of the Liquidating Trust Escrow Fund hereunder by the Escrow Agent in accordance with the terms of this Escrow Agreement. Upon final disbursement of the Liquidating Trust Escrow Fund to the Liquidating Trustee, the Liquidating Trustee shall do all acts and things reasonably necessary to release and extinguish such security interest. Advertising on behalf of itself and the Rightsholders, and Holdings on behalf of itself and the Stockholders, hereby specifically agree that the grant of this security interest pursuant to this Article III shall not in any way modify the procedures the parties hereto must follow with respect to the release of funds from the Liquidating Trust Escrow Fund.

IV.  ESCROW AGENT'S DUTIES AND FEES

     4.1. Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent shall not be bound by, or have any responsibility with respect to, any other agreement between any of the parties (other than an agreement to which the Escrow Agent is a party). The Escrow Agent shall have no duty or responsibility with regard to any loss or resulting from the investment, reinvestment, sale or liquidation of the Liquidating Trust Escrow Fund or Liquidating Trust Escrow Income in accordance with the terms of this Agreement. The Escrow Agent need not maintain insurance with respect to the Liquidating Trust Escrow Fund or Liquidating Trust Escrow Income.

     4.2. Reliance. The Escrow Agent, acting (or refraining from acting) in good faith, shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions

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by it of any kind unless caused by gross negligence or willful misconduct, and the Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties; provided that, as set forth below, modification of this Escrow Agreement shall be signed by all of the parties hereto. The Escrow Agent is hereby authorized to comply with any judicial order or legal process which stays, enjoins, directs or otherwise affects the transfer or delivery of any part of the Liquidating Trust Escrow Fund or Liquidating Trust Escrow Income or any party hereto and shall incur no liability for any delay or loss which may occur as a result of such compliance.

     4.3. Good Faith. Advertising on behalf of itself and the Rightsholders, and Holdings on behalf of itself and the Stockholders, hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, expense (including reasonable attorneys' fees and expenses), third party claim and demand, incurred by it without gross negligence or bad faith on its part, arising out of or in connection with its entering into this Escrow Agreement and the carrying out of its duties hereunder. The Escrow Agent may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The foregoing indemnification shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

     4.4. Successor Escrow Agents. The Escrow Agent may resign and be discharged from its duties or obligations hereunder at any time by giving 30 days' notice in writing of such resignation to Holdings and Advertising. Holdings and Advertising, together, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice in writing of such termination specifying the date upon which such termination shall take effect. In either such event, Holdings and Advertising hereby agree to promptly appoint a successor escrow agent; if Holdings and Advertising are unable to appoint a successor Escrow Agent within 25 days after the Escrow Agent's notice of resignation, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor. The parties hereto agree that, upon demand of such successor escrow agent, all property in the Liquidating Trust Escrow Fund and the Liquidating Trust Escrow Income shall be turned over and delivered to such successor escrow agent, which thereupon shall become bound by all of the provisions hereof.

     4.5. Fees and Expenses. The parties agree to pay on an equal basis to the Escrow Agent reasonable compensation for the services to be rendered by it hereunder and to pay to or reimburse the Escrow Agent for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees)

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incurred or made by it in connection with the carrying out of its duties hereunder. Advertising on behalf of itself and the Rightsholders, and Holdings on behalf of itself and the Stockholders, agree that the Escrow Agent may deduct any unpaid fees from the Liquidating Trust Escrow Fund and the Liquidating Trust Escrow Income prior to the Escrow Agent's distributing any assets in connection with the termination of the Liquidating Trust Escrow Fund. As security for such fees and expenses of the Escrow Agent and any and all such losses, liabilities, expenses and claims incurred by the Escrow Agent in connection with its acceptance of appointment hereunder, and with performance of the agreements herein contained, the Escrow Agent is hereby given a lien upon all assets held by the Escrow Agent hereunder, which lien shall be prior to all other liens upon or claims against such assets.

     4.6. Taxes. To the extent required by applicable law, the Escrow Agent agrees to file tax returns on behalf of the Liquidating Trust Escrow Fund, and pay taxes on the Liquidating Trust Escrow Income, on the basis that the Liquidating Trust Escrow Fund is a trust that is not a grantor trust. Any such taxes shall be paid out of the Liquidating Trust Escrow Fund and the Liquidating Trust Escrow Income. The Escrow Agent shall also file and deliver all appropriate information returns with respect to the Liquidating Trust Escrow Income and the payment of such taxes. The Escrow Agent shall make no disbursement from Liquidating Trust Escrow Fund that would cause the balance of the Liquidating Trust Escrow Fund to be less than the aggregate taxes due or to become due on the Liquidating Trust Escrow Income.

V.   WAIVERS

     This Escrow Agreement may be amended, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance (or his agent). The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver of any nature, whether by conduct or otherwise in any one or more instances, of any provision hereof, shall be deemed to be, or construed as, a further or continuing waiver of any such provision or of another provision hereof.

VI.  NOTICES

     Any notice or other communication required or which may be given hereunder (including without limitation the delivery of funds to any Person out of the Liquidating Trust Escrow Fund) shall be in writing and either delivered personally or mailed by certified or registered mail, postage prepaid, or sent by facsimile transmission, and shall be deemed given when so delivered personally, mailed or sent by facsimile, as follows:


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                  If to Advertising or Holdings, to Holdings at:

                  Chiat/Day Holdings, Inc.
                  180 Maiden Lane
                  New York, New York 10038
                  Attention:  Chief Financial Officer
                  Fax No.: (212-804-1200)

                  (or following the dissolution of
                  Holdings to the Liquidating
                  Trustee at such address as
                  Holdings shall provide to the
                  Escrow Agent)

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:  James Cotter, Esq.
                  Fax No.:  212-455-2502

                  If to the Escrow Agent, to

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Any party may change the persons and addresses to which notices, payments, instructions or other communications are to be sent to such party by giving written notice of any such change in the manner provided herein for giving notice. Notices sent by facsimile transmission shall be confirmed in writing by registered or certified mail, return receipt requested.

VII. GOVERNING LAW

     This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.


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VIII. NO ASSIGNMENT

     This Escrow Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Holdings, Advertising and the Escrow Agent, but, except for as otherwise provided or permitted in this Escrow Agreement, no delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other parties hereto, except for the provisions of Section 4.4 hereof respecting successor escrow agents.

IX.  SECTION HEADINGS

     The section headings contained in this Escrow Agreement are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Escrow Agreement.



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     WITNESS the execution of this Escrow Agreement as of the date first above written.


                                                    CHIAT/DAY HOLDINGS, INC.


                                                    By: ________________________



                                                    CHIAT/DAY INC. ADVERTISING


                                                    By: ________________________



                                                     [Escrow Agent]


                                                    By: ________________________


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